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                        TAX INDEMNIFICATION AGREEMENT

            THIS TAX INDEMNIFICATION AGREEMENT (the "Agreement") is made and entered into as of this __ day of June, 1994, by and between Empire Gas Corporation, a Missouri corporation ("the Company"), and Empire Energy Corporation, a Tennessee corporation ("Energy").

            WHEREAS, the Company is undertaking a series of transactions (the "Transaction") to complete a restructuring, and in connection therewith, certain shareholders of the Company have agreed to sell their shares of common stock of the Company to the Company in exchange for the common stock of Energy, a subsidiary of the Company, pursuant to a Stock Redemption Agreement dated May 7, 1994 among the Company, Energy and certain other parties (the "Stock Redemption Agreement");

            WHEREAS, immediately after consummation of the Transaction, Energy will own the stock of certain subsidiaries, which subsidiaries (the "Energy Subsidiaries") will own the operating assets of certain liquified petroleum ("LP") gas and appliance companies formerly owned by the Company and certain other assets formerly owned by the Company;

            WHEREAS, immediately after consummation of the Transaction the Company will hold stock in certain subsidiaries, which subsidiaries (the "Remaining Subsidiaries"), own the operating assets of certain liquified petroleum ("LP") gas and appliance companies of the Company and certain other assets of the Company;

            WHEREAS, Company is the parent company of a consolidated group of corporations, including Energy and the Energy Subsidiaries (the "Empire Group"), that file consolidated federal income tax returns;

            WHEREAS, immediately after consummation of the Transaction the Company and the Remaining Subsidiaries (the "Company Group") and Energy and the Energy Subsidiaries (the "Energy Group") will no longer be members of the same consolidated group for federal income tax purposes; and

            WHEREAS, pursuant to Section 9 of the Stock Redemption Agreement the obligations of the Company and Energy and other parties under the Stock Redemption Agreement are subject to the Company and Energy entering into this Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:


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            1.  DEFINITIONS.  For the purposes of this Agreement, the
following terms shall have the following meanings:

            "Closing Date" shall mean the date of the closing of the Transaction, as defined in Section 3 of the Stock Redemption Agreement.

            "Closing Taxable Year" means the Taxable year of any member of the Empire Group which includes or ends on the Closing Date.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Final Determination" shall mean (i) with respect to federal taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than federal taxes, any final determination of liability in respect of a Tax which, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including but not limited to the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations; and (ii) shall include the payment of Tax by the Company or Energy, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that the other party is notified that the Company or Energy, whichever is responsible, determines that no action should be taken to recoup such payment, and such other party agrees with such determination.

            "Pre-Closing Tax Period" means any Tax period ending on or before the close of business on the Closing Date.

            "Indemnitee" means a party making a claim for indemnification under this Agreement.

            "Indemnitor" means a party that is required to make a payment under this Agreement.

            "Liability" means the sum of any (x) Tax of the Company, any Remaining Subsidiary, Energy or any Energy Subsidiary and (y) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax, including those incurred in the contest in good faith of appropriate proceedings for the imposition, assessment or assertion of any Tax, in each case attributable to any items arising during the Tax Indemnification Period.

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                                    -3-

            "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means
(A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, any Remaining Subsidiary, Energy or any Energy Subsidiary, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (state, local or federal) and (B) liability of the Company, a Remaining Subsidiary, Energy, or an Energy Subsidiary for the payment of any amounts of the type described in (A) as a result of being a member (or of having a predecessor corporation that was a member) of the Empire Group for any period during the Tax Indemnification Period.

            "Tax Indemnification Period", means (i) any Pre-Closing Tax Period of the Company, any Remaining Subsidiary, Energy and any Energy Subsidiary, and
(ii) that portion of the Closing Taxable Year up to and including the Closing Date.

            2.    TAX INDEMNIFICATION.

            2.1 INDEMNIFICATION BY ENERGY FOR PRE-CLOSING TAX PERIODS. Except as otherwise provided in Section 2.3 hereof, Energy hereby indemnifies the Company in an amount equal to 47.7% of any Liability imposed on any member of the Company Group.

            2.2   INDEMNIFICATION BY THE COMPANY FOR PRE-CLOSING TAX
            PERIODS. Except as otherwise provided in Section 2.4 hereof, the Company hereby indemnifies Energy in an amount equal to 52.3% of any Liability imposed on any member of the Energy Group.

            2.3 INDEMNIFICATION BY ENERGY FOR CLOSING TAXABLE YEAR. With respect to the Closing Taxable Year, Energy hereby indemnifies the Company in an amount equal to 47.7% of any Liability imposed on any member of the Company Group attributable to any items arising during the portion of the Closing Taxable Year up to and including the Closing Date (a "Closing Taxable Year Liability"), PROVIDED THAT the indemnity obligation under this Section 2.3 shall arise only if a Closing Taxable Year Liability imposed on members of the Company Group exceeds the amount of the unfunded tax accruals identified in
            Section 2.3(a)(ii) of the Stock Redemption Agreement.


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             2.4  INDEMNIFICATION BY THE COMPANY FOR CLOSING TAXABLE YEAR.
            With respect to the Closing Taxable Year, the Company hereby indemnifies Energy in an amount equal to 52.3% of any Liability imposed on any member of the Energy Group attributable to any items arising during the portion of the Closing Taxable Year up to and including the Closing Date (a "Closing Taxable Year Liability"), PROVIDED THAT the indemnity obligation under this Section 2.4 shall arise only if a Closing Taxable Year Liability imposed on members of the Energy Group exceeds the amount of the unfunded tax accruals identified in Section 2.3(a)(ii) of the Stock Redemption Agreement.

3. TIME OF MAKING PAYMENTS. Each payment by an Indemnitor pursuant to Section 2 shall be made within 30 days after receipt of a written demand therefor accompanied by a written statement describing in reasonable detail the Liability in question and the amount due in respect thereof; PROVIDED THAT, if a contest of the Liability is being conducted pursuant to Section 4 hereof, payment shall be made at the time specified in Section 4.5 hereof.

4.          CONTEST PROVISIONS.

            4.1 NOTICE OF CLAIM. Indemnitee shall notify an Indemnitor promptly of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder and of any Indemnitee Liability which Indemnitee deems to be within the ambit of this Agreement and shall provide to Indemnitor such information with respect thereto as Indemnitor may reasonably request. Indemnitee's failure to notify Indemnitor timely of any such event shall not affect Indemnitor's obligations hereunder except to the extent that Indemnitor is materially prejudiced thereby in connection with exercising any contest rights set forth in this Section 4.

            4.2 CONDUCT OF CONTEST. If Indemnitor promptly so requests in writing, Indemnitee shall contest the proposed adjustment, shall advise Indemnitor of actions to be taken in implementing such contests and shall consider in good faith any suggestion made by Indemnitor as to the method of pursuing such contest. Indemnitee shall not discriminate against any such proposed adjustment (because of the indemnified nature of such proposed adjustment) as compared with other proposed adjustments involving potential tax liability of Indemnitee and shall not, without the consent of Indemnitor, except as provided in the last sentence of this Section 4.2 settle such proposed adjustment on a

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            basis which precludes a trial of the issue on the merits;
            PROVIDED, HOWEVER, that Indemnitee shall not be obligated to contest such adjustment unless independent tax counsel ("Tax Counsel") mutually satisfactory to Indemnitor and Indemnitee is of the opinion that there is a reasonable basis for contesting the matter in question. Notwithstanding Indemnitor's compliance with the foregoing, Indemnitee may forego any and all administrative appeals, proceedings, hearings and conferences with the relevant Taxing Authority in respect of such claim and may, at its sole option, contest in any permissible forum selected by Indemnitee, PROVIDED, HOWEVER that Indemnitee shall not be entitled to forego any administrative appeals, proceedings, hearings or conferences as long as Indemnitee is contesting other items for the same taxable year in such administrative proceeding, hearing or conference. Subject to the obligations of Indemnitee pursuant to the first sentence of this Section 4.2, Indemnitee shall have full control over any contest pursuant to this Section 4 and shall, if requested by Indemnitor in a timely written request, and if Tax Counsel is of the opinion that there is a reasonable basis for appealing the matter in question, be obligated to appeal an adverse determination by any court; PROVIDED, HOWEVER, that Indemnitee shall not be required to appeal an adverse determination to the United States Supreme Court. At any time, whether before or after commencing to take the action set forth in this Section 4.2, Indemnitee may decline to take any such action with respect to all or any portion of a proposed adjustment by notifying Indemnitor in writing that Indemnitor is relieved of its obligation to indemnify Indemnitee with respect to the adjustment or such portion, as the case may be.

            4.3 CONTEST AFTER PAYMENT OF TAX. If Indemnitee determines to contest any adjustment by paying the additional tax and suing for a refund, Indemnitor shall timely lend to Indemnitee on an interest free basis an amount equal to 47.7% (if Energy is the Indemnitor) or 52.3% (if the Company is the Indemnitor) of any Tax required to be paid and shall indemnify Indemnitee in an amount equal to 47.7% (if Energy is the Indemnitor) or 52.3% (if the Company is the Indemnitor) against any adverse tax consequences resulting from the imputation of interest with respect to such advance or the inclusion of such advance in income.

            4.4 RECEIPT OF REFUNDS. Upon receipt by Indemnitee of a refund of any amounts paid by it based on any adjustment with respect to which Indemnitor shall have

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                                    -6-

            advanced an amount, Indemnitee shall pay to Indemnitor the appropriate percentage of such refund (47.7% in the event Energy is the Indemnitor and 52.3% in the event the Company is the indemnitor), which shall be deemed to be in repayment of the loan advanced by Indemnitor to the extent fairly attributable thereto, together with the appropriate percentage of any interest received by it on such refund plus the appropriate percentage of any net additional Federal, state or local tax benefits realized by Indemnitee as the result of such payment, PROVIDED, HOWEVER, that Indemnitee shall not be required to make any payment under this
            Section 4.4 with respect to such refund or other benefit in excess of the advance by Indemnitor less any amounts previously paid by Indemnitee to Indemnitor pursuant to this Section 4.4 plus the net amount of any interest received by Indemnitee in connection with such refund. Upon disallowance of any such refund, Indemnitor shall forgive the amount of the loan fairly attributable thereto and shall pay to Indemnitee the amount of any indemnity obligation hereunder (including such amount as, after deduction of all taxes required to be paid by Indemnitee in respect of the receipt of such amount under the laws of any Federal, state or local government or taxing authority of the United States, shall be equal to the sum on an after-tax basis, of any tax, interest, penalties or additions to tax payable with respect to the forgiveness of such loan), after taking into account the forgiveness of such loan.

            4.5 TIME OF MAKING PAYMENTS IN CASE OF CONTEST. If any adjustment referred to in this Section 4 shall be proposed and Indemnitor shall have requested an Indemnitee to contest such adjustment as above provided and shall have duly complied with the terms of this Section 4, then notwithstanding any provision to the contrary in Section 4 hereof, Indemnitor's liability with respect to such adjustment shall become fixed upon a Final Determination of such adjustment and Indemnitor shall make payment within 30 days after receipt of a written demand therefor setting forth the amount due under this Agreement; PROVIDED, HOWEVER, that if the opinion of Tax Counsel provided pursuant to Section 4.2 is to the effect that there is not a reasonable basis for a contest or appeal, then Indemnitor's obligation to pay such indemnity shall become fixed 30 days after receipt of such opinion by Indemnitor.

            4.6 TIME OF MAKING PAYMENTS FOR COSTS. Each payment by Indemnitor of its share of any costs and expenses of a contest conducted pursuant to the provisions of this

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                                    -7-

            Section 4 (including any requests for advances under Section 4.3) shall be made within 30 days after a submission of a request from an Indemnitee for payment for such costs and expenses. If Indemnitor shall fail to pay for more than 60 days after the submission of such request (unless such costs and expenses are being disputed in good faith) Indemnitee may discontinue such contest without diminution of Indemnitor's obligations hereunder.

5. COOPERATION ON TAX MATTERS. The Company and Energy shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Energy agree (i) to retain all books and records with respect to Tax matters pertinent to the Company, the Remaining Subsidiaries, Energy and the Energy Subsidiaries (and predecessor entities) relating to any Pre-Closing Taxable Period and the Closing Taxable Year, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Company or Energy, as the case may be, shall allow the other party to take possession of such books and records.

6. GROSS-UP OF INDEMNITY PAYMENTS. In determining the amount of any indemnity payment from Indemnitor to an Indemnitee pursuant to Section 2 hereof, Indemnitee shall request an opinion of Tax Counsel as to its tax liability with respect to such payment. If Tax Counsel opines that it is more likely than not that all or any portion of the payment is not subject to tax, Indemnitee will treat the payment accordingly and will initially compute the payment required under Section 2 hereof in accordance with such treatment, provided that Indemnitee shall have been indemnified in a manner satisfactory to it against the risk that such treatment is not ultimately sustained.

7. SURVIVAL OF AGREEMENT. The obligations and liabilities of Indemnitor arising under this Agreement shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). The obligations and liabilities of Indemnitor arising under this Agreement are expressly made for the benefit of, and shall be enforceable by any Indemnitee and their respective successors, assigns and agents.


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                                    -8-

8. TERMINATION OF EXISTING TAX SHARING AGREEMENTS. Any and all existing Tax sharing agreements or arrangements, written or unwritten, binding the Company, Energy or any of the Remaining Subsidiaries or any of the Energy Subsidiaries (or predecessor entities) that require or permit the transfer or assignment of any income, revenues, receipts or gains, shall be terminated as of the Closing Date. After the Closing Date hereof, none of the Company, Energy, the Remaining Subsidiaries or the Energy Subsidiaries shall have any further rights or liabilities thereunder with respect to the Tax Indemnification Period. This Agreement shall be the sole Tax sharing agreement relating to the Company, Energy or any of the Remaining Subsidiaries or the Energy Subsidiaries (or predecessor entities) for all Pre-Closing Tax Periods, and for the Closing Taxable Year, except that nothing in this Section 8 or this Agreement shall affect any provision of the Stock Redemption Agreement relating to Taxes.

9. MANNER OF MAKING PAYMENTS. Any payments required to be made by Indemnitor pursuant to this Agreement shall be made directly by Indemnitor to an Indemnitee by wire transfer of immediately available funds to such bank and/or account as specified by Indemnitee.

10. NO SETOFF. No payment required to be made by Indemnitor pursuant to this Agreement shall be subject to any right of setoff, counterclaim, defense, abatement, suspension, deferment or reduction, and, except in accordance with the express terms hereof, neither the Company nor Energy shall have a right to terminate this Agreement or to be released, relieved or discharged from any obligation or liability under this Agreement for any reason whatsoever, unless mutually agreed by the Company and Energy.

11. LATE PAYMENTS, INTEREST. Any late payment by Indemnitor of any of its obligations under this Agreement shall bear interest to the extent permitted by applicable law, at a fluctuating rate per annum equal to the rate of interest announced publicly by Citibank, N.A., in New York, New York from time to time as the bank's base rate (calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) (the "Prime Rate") plus one percentage point, from the date due through and including the date of payment.

12. FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents, and agreements and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.


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13.         NOTICES.  All notices, demands and requests required by this
Agreement shall be in writing and shall be deemed to have been given for all purposes (i) upon personal delivery, (ii) two days after being sent, when sent by professional overnight courier service, (iii) five days after posting when sent by registered or certified mail, or (iv) on the date of transmission when sent by telegram, telegraph, telex or facsimile transmission, addressed to either the Company or Energy, as the case may be, at 1700 South Jefferson Street, Lebanon, Missouri 65536. Any party hereto may from time to time by notice in writing served upon the others as provided herein, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered.

14. CAPTIONS. Captions are provided herein for convenience only and they are not to serve as a basis for interpretation or construction of this Agreement, nor as evidence of the intention of the parties hereto.

15. ATTORNEY'S FEES. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorneys' fees, as set by the court and not by a jury, incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal).

16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Missouri, without reference to conflicts of laws, and the parties agree that any action, suit, or proceeding relating to this Agreement shall be instituted and prosecuted in the courts of the County of Clay, State of Missouri, and each party waives the right to change of venue.

17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written.


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                                                        EMPIRE GAS CORPORATION
                                                        a Missouri corporation



                                                By:___________________________
                                                   Name:______________________
                                                   Title:_____________________



                                                     EMPIRE ENERGY CORPORATION
                                                       a Tennessee corporation



                                             By:______________________________
                                                Name:_________________________
                                                Title:________________________